Exhibit 15.1

We consent to the incorporation of our audit report dated March 7, 2006 with respect to the consolidated financial statements of Dynasty Gaming, Inc. included in Amendment No. 2 of Form 20-F dated September 20, 2006.

/s/ Horwath Appel

Horwath Appel
Montreal, Quebec

September 20, 2006